Exhibit 99.2

EXTRA SPACE STORAGE INC.

PH (801) 562-5556

FAX (801) 562-5579

2795 E. Cottonwood Pkwy. Ste. 400

Salt Lake City, Utah 84121

info@extraspace.com, www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports Operating Results for the Three and Six Months Ended June 30, 2005

Company closes Storage USA acquisition and continues year-on-year revenue growth

SALT LAKE CITY, Utah, August 15, 2005 – Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today operating results for the three and six months ended June 30, 2005. The reported statements of operations and cash flows for the three and six months ended June 30, 2004 are the operating results of the Company’s predecessor (the “Predecessor”) prior to the consummation of the Company’s Initial Public Offering (“IPO”) and various formation transactions. Supplemental unaudited financial information about the operating results for the Company’s property portfolio can be found in the Investor Info section of the Company’s website at www.extraspace.com. Click on Financial Reports and then the Adobe PDF document entitled “Second Quarter 2005 Supplemental Financial Information”.

Second Quarter 2005 Highlights

•	Announced a definitive agreement with joint venture partner Prudential Real Estate Investors (“PREI”), the real estate investment and advisory business of Prudential Financial, Inc., to acquire Storage USA from GE Commercial Finance, the business-to business financial services unit of the General Electric Corp. (“GE”) for approximately $2.3 billion in cash. The closing of the acquisition occurred on July 14, 2005, subsequent to quarter end.

•	Achieved continued increases in revenue on a same-store comparison for the six months ended June 30, 2005 of 3.1% compared to the same time period in 2004.

•	During and subsequent to the end of the quarter, completed key permanent financing related to the acquisition of Storage USA including the private placement of 6.2 million shares of common stock for gross proceeds of $83.5 million and financing from trust preferred securities of $78.4 million.

•	Declared and paid a regular quarterly dividend of $0.2275 per share, representing an annualized dividend of $0.91 per share.

Kenneth M. Woolley, chairman and chief executive officer, stated, “The most exciting news for Extra Space Storage at this time is the acquisition of the Storage USA portfolio from GE and our success in closing the permanent financing on competitive terms. This acquisition is a milestone achievement for Extra Space Storage, and makes us the second largest operator of self storage in the U.S. We are also pleased with the performance of our existing business during the quarter which produced continued year-on-year increases in revenue and net operating income.”

The results for the three and six months ended June 30, 2005 include the operations of 148 properties, 130 of which were consolidated and 18 of which were held in joint ventures accounted for using the equity method, compared to the results for the three and six months ended June 30, 2004, which included the operations of 114 properties, 93 of which were consolidated and 21 of which were in joint ventures accounted for using the equity method. Results for the three and six months ended June 30, 2004 include the results of six properties in which the Company did not own any interest and one where the Company sold its joint venture interest in 2004. The properties were consolidated as a result of guarantees and/or puts for which the Company was liable. Five of the six properties were deconsolidated on August 16, 2004 upon the release of all guarantees and puts, and the other property was deconsolidated on December 31, 2004. Results for both periods also include equity in earnings of real estate joint ventures, third-party management fees, acquisition fees and development fees.

Storage USA Acquisition

On May 5, 2005, the Company and PREI, executed a definitive agreement to acquire Storage USA from GE for approximately $2.3 billion in cash. The transaction was completed on July 14, 2005, and is the largest to date in the self-storage industry.

Mr. Woolley added: “This transaction is a major achievement for Extra Space Storage and makes us one of the top operators in the self-storage industry. We’ve acquired well-located, quality properties, with the majority located in our current core markets. We are also pleased to have retained some top notch talent from the Storage USA organization and we are expecting them to make a real difference across the expanded Extra Space Storage portfolio. The people of Extra Space Storage and Storage USA have been working together on the transition of the operational processes and technology systems into a single integrated, best-practices platform. We have already begun to transition Storage USA’s data and accounting systems, and we are making progress every day on the rest of our integration plan. We know there is a great deal more work to do, and we look forward to using our vastly expanded human resources, our integrated technology systems and operational processes to add value to our combined company.”

As a result of the transaction, the Company now owns one hundred percent of 61 Storage USA facilities, and through the PREI joint ventures, has an ownership interest in an additional 259 Storage USA facilities. The Company also acquired Storage USA’s equity interest in 54 joint venture properties, and assumes Storage USA’s franchise and management business consisting of 84 properties.

Operating Results for the Three and Six Months Ended June 30, 2005:

Total revenues for the three and six months ended June 30, 2005 were $24.6 million and $47.5 million, respectively compared to $14.0 million and $24.9 million, respectively for the three and six months ended June 30, 2004. Contributing to the increase in revenues for the second quarter were the acquisition of 52 stabilized properties during 2004 and the first quarter of 2005, the buy-out of various joint venture partners in 2004 and continued occupancy gains from the Company’s and the Predecessor’s lease-up properties and increased rental revenues from existing customers.

The net loss for the three and six months ended June 30, 2005 was $1.2 million and $1.9 million, respectively compared to a net loss of $7.0 million and $13.1 million, respectively for the three and six months ended June 30, 2004. The decrease in net loss was due to the acquisition of 52 stabilized properties, the buy-out of various joint venture partners, as well as continued occupancy gains in lease-up properties and rental increases from existing customers.

Portfolio Results:

Same store portfolio: Our same-store stabilized portfolio consists of 38 properties wholly owned by the Predecessor or the Company at the beginning and at the end of the applicable periods presented and that had achieved stabilization as of the first day of such period. These results provide information relating to property-level operating changes without the effects of acquisitions or completed developments. The results shown should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole.

	Company	Predecessor		Company	Predecessor
	Three Months Ended June 30,		Percent Change	Six Months Ended June 30,		Percent Change
	2005	2004		2005	2004
Same-store rental revenues	$6,902	$6,710	2.9%	$13,639	$13,235	3.1%
Same-store operating expenses	2,379	2,211	7.6%	4,744	4,414	7.5%
Non same-store rental revenues	16,917	6,304	168.4%	32,402	9,775	231.5%
Non same-store operating expenses	6,662	3,669	81.6%	13,175	5,876	124.2%
Total rental revenues	23,819	13,014	83.0%	46,041	23,010	100.1%
Total operating expenses	9,041	5,880	53.8%	17,919	10,290	74.1%
Properties included in same-store	38	38		38	38

Same-store stabilized revenues for the three and six months ended June 30, 2005, reflecting a portfolio of 38 wholly-owned properties, increased 2.9% and 3.1% respectively compared to the same periods in 2004. Expenses rose 7.6% and 7.5% respectively for the three and the six months ended June 30, 2005, compared to the same periods in 2004. The increase in expenses was primarily due to property taxes and snow removal expenses in the Northeast.

Kenneth M. Woolley stated: “In the second quarter, we again attained year-on-year increases in revenue at our same-store properties. We are excited about the addition of Storage USA’s revenue management team to the new and expanded Extra Space Storage and our ability to continue to increase revenue over time.” Additional information regarding the Company’s portfolio on a pro forma basis is provided on its website.

Common Contingent Share (“CCS”) and Common Contingent Unit (“CCU”) Property Performance: As described in the Company’s Prospectus for its IPO, upon the achievement of certain levels of net operating income with respect to 14 of the Company’s pre-stabilized properties, the Company’s CCSs and the Company’s operating partnership’s CCUs will convert into additional shares of common stock and operating partnership units, respectively, beginning, with the quarter ending March 31, 2006. The average square foot occupancy of these 14 properties as of June 30, 2005 was 66.7% compared to 50.3% at June 30, 2004. The table below outlines the performance of these properties for the three and six months ended June 30, 2005 and June 30, 2004, respectively.

	Company	Predecessor	Percent Change	Company	Predecessor	Percent Change
	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004		2005	2004
CCS/CCU rental revenues	$1,973	$1,391	41.8%	$3,825	$2,579	48.3%
CCS/CCU operating expenses	1,312	1,168	12.3%	2,620	2,256	16.1%
Non CCS/CCU rental revenues	21,846	11,623	88.0%	42,216	20,431	106.6%
Non CCS/CCU operating expenses	7,729	4,712	64.0%	15,299	8,034	90.4%
Total rental revenues	23,819	13,014	83.0%	46,041	23,010	100.1%
Total operating expenses	9,041	5,880	53.8%	17,919	10,290	74.1%
Properties included in CCS/CCU	14	14		14	14

Revenues for the three and six months ended June 30, 2005 increased 41.8% and 48.3% respectively as compared to the three and six months ended June 30, 2004. These increases are due to the continued occupancy gains of the facilities and increases in rental rates to both new and existing customers. Expenses for the three and six months ended June 30, 2005 increased 12.3% and 16.1% respectively as compared to the three and six months ended June 30, 2004. The increases were due increases in repairs and maintenance and property taxes.

Funds from Operations:

Funds from operations (“FFO”) provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net loss and cash flows, for an understanding of the Company’s operating results. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income (loss) computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand its performance, FFO should be considered along with the reported net loss and cash flows in accordance with GAAP, as presented in the consolidated financial statements.

The computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (loss) as an indication of the Company’s performance, as an alternative to net cash flow from operating activates as a measure of its liquidity, or as an indicator of the Company’s ability to make cash distributions.

FFO per share was $0.14 for the three months ended June 30, 2005. FFO per share was lower than estimated due to higher than expected interest expense due to the placement of $78.4 million in trust preferred securities for the Storage USA acquisition, rising short term interest rates, higher G&A expenses as a result of the Storage USA acquisition and a slight shortfall in property rental revenues. The following table sets forth the calculation of FFO per share:

	Three months ended June 30, 2005	Six months ended June 30, 2005
	(in thousands)	(in thousands)
Net Loss	$(1,220)	$(1,860)

Plus:
Real estate depreciation	3,902	7,666
Amortization of intangibles	2,109	4,036
Joint venture real estate depreciation	100	201
Less:
Gain on sale of real estate assets	—	—
Loss allocated to operating partnership	(110)	(166)

Funds from operations	$4,781	$9,877

Funds from operations per share	$0.14	$0.29

Second Quarter Dividend Declared

On June 1, 2005, the Company announced its second quarter common stock dividend of $0.2275 per share. The dividend was paid on June 30, 2005 to shareholders of record as of June 15, 2005. The dividend payment was calculated based on an annual dividend of $0.91 per share.

Financing for Storage USA Acquisition

Private Placement of Common Stock: On June 20, 2005 the Company entered into definitive agreements with certain new and existing institutional investors for the private placement of 6.2 million shares of its common stock at a price of $13.47 per share. Gross proceeds from the placement was approximately $83.5 million. Net proceeds to the Company after the payment of transaction expenses was approximately $81.3 million.

Issuance of Trust Preferred Securities: On April 8, 2005, the Company, and ESS Statutory Trust I, a Delaware statutory trust, completed the issuance and sale in a private placement of $35.0 million of floating rate preferred securities. The Trust Preferred Securities mature on June 30, 2035 and are redeemable at the Company’s option beginning June 30, 2010. The Trust Preferred Securities require quarterly distributions of interest at a fixed rate of 6.53%.

On May 24, 2005, the Company, and ESS Statutory Trust II, a Delaware statutory trust, completed the issuance and sale in a private placement of $41.0 million of floating rate preferred securities. The Trust Preferred Securities mature on June 30, 2035 and are redeemable at the Company’s option beginning June 30, 2010. The Trust Preferred Securities require quarterly distributions of interest at a fixed rate of 6.67%.

Subsequent to quarter end, on July 27, 2005, the Company, and ESS Statutory Trust III, a Delaware statutory trust, completed the issuance and sale in a private placement of $40.0 million of floating rate preferred securities. The Trust Preferred Securities mature on June 30, 2035 and are redeemable at the Company’s option beginning June 30, 2010. The Trust Preferred Securities require quarterly distributions of interest at a fixed rate of 6.91%.

Financial Flexibility:

As of June 30, 2005, total fixed rate debt to total debt is approximately 83.7%. The weighted average interest rate was 5.05% for fixed rate loans and 5.79% for variable rate loans. The total weighted average interest rate of all fixed and variable rate loans was 5.17%. The Company had $69.0 million available on its line of credit of which none was drawn as of June 30, 2005.

Kent Christensen, senior vice president and chief financial officer noted: “We have completed several financing initiatives this quarter which enabled us to close the Storage USA acquisition, maintain an appropriate capital structure for the business and retain sufficient liquidity to grow through acquisition and development. We feel that our financing structure positions us well and gives us the flexibility and buying power to execute on our plans for growth.”

Outlook

For the three and six months ended June 30, 2005, the Company continued to experience year-on-year revenue growth and a consistent level of occupancy at its stabilized properties. California and Florida remained top performing markets, while Pennsylvania and New Jersey performed below the portfolio average. Massachusetts showed continued improvement over past periods with solid increases in both occupancy and revenue. Conditions in most of the Company’s markets continue to be positive. Because of this positive environment, the Company continues to expect year-on-year same store revenue for its current stabilized portfolio to increase over the levels achieved in 2004.

With respect to the 25 lease up properties, including the 14 CCS and CCU properties, the Company expects continued growth in revenues and occupancy with a number of these properties achieving full stabilization during the remainder of 2005. The CCS and CCU properties as a whole are performing slightly below budgeted levels. Consequently, the Company believes it is unlikely that any CCS or CCUs will be converted into common shares or operating partnership units until June 30, 2006.

Mr. Woolley stated: “In the second quarter, we again attained year-on-year increases in revenue at our same-store properties. We also experienced development and enhancement of performance across the spectrum of our existing portfolio of 148 properties. We currently anticipate increasing revenues in many of our markets, especially given the addition of Storage USA’s revenue management team to the new and expanded Extra Space Storage. The second quarter marked several company-changing events for Extra Space Storage. We faced challenges on multiple fronts, not the least of which was the due diligence, pre-integration and closing of the Storage USA acquisition which occurred just after quarter end. Given all that, we are pleased with the performance of our properties. Despite improving occupancies, revenues per square foot and unit level profitability, we anticipate some pressure on profitability in the short term due to the investment we are making for the long term. We are working hard to balance short-term costs over the next few quarters against the long-term value already being created as we move forward with the integration of Storage USA. Our goal continues to be to build the best self-storage company in the industry.”

The following table sets forth additional information regarding the square foot occupancy of stabilized properties by state as of June 30, 2005 and June 30, 2004.

Stabilized Property Data Based on Location

	Number of Properties	Company	Pro forma	Company	Pro forma	Company	Pro forma
Location		Number of units at June 30, 2005 (1)	Number of units at June 30, 2004	Net rentable square feet at June 30, 2005 (2)	Net rentable square feet at June 30, 2004	Square foot occupancy % June 30, 2005	Square foot occupancy % June 30, 2004
Wholly-Owned Properties
Arizona	1	481	480	57,790	57,630	93.5%	95.2%
California	20	12,385	12,390	1,334,823	1,337,587	87.1%	87.1%
Colorado	4	1,808	1,802	234,741	231,940	86.6%	84.5%
Florida	18	11,928	11,865	1,265,536	1,240,937	93.0%	89.8%
Georgia	6	3,473	3,470	433,918	433,052	88.1%	86.1%
Louisiana	2	1,411	1,411	147,900	147,900	88.1%	92.4%
Massachusetts	20	10,176	10,040	1,105,065	1,085,865	85.2%	81.8%
Maryland	1	923	924	138,230	138,680	78.1%	82.8%
Missouri	2	811	808	811	808	86.1%	92.2%
Nevada	1	462	463	56,500	57,100	91.2%	87.6%
New Hampshire	1	623	623	72,600	72,600	92.3%	85.9%
New Jersey	13	10,214	10,229	1,012,328	1,011,077	87.7%	89.6%
New York	1	1,270	1,270	59,000	58,592	74.9%	92.0%
Pennsylvania	7	4,228	4,223	496,458	493,105	85.6%	87.3%
South Carolina	4	2,088	2,088	246,969	246,919	91.3%	93.1%
Texas	7	4,288	4,287	465,194	463,143	88.8%	85.9%
Virginia	1	551	551	73,350	73,310	98.3%	95.3%
Utah	1	551	551	72,720	72,750	83.5%	89.4%

Total Wholly-Owned Properties	110	67,671	67,475	7,370,939	7,320,004	88.1%	87.4%

Properties Held in Joint Ventures
California	7	3,855	3,851	400,707	400,339	91.8%	90.4%
New Hampshire	2	801	801	83,675	83,675	94.1%	95.4%
New Jersey	2	1,725	1,737	166,415	166,820	78.6%	83.7%
New York	2	1,520	1,516	137,599	137,019	90.3%	91.3%

Total Properties Held in Joint Ventures	13	7,901	7,905	788,396	787,853	89.0%	89.6%

Total Stabilized Properties	123	75,572	75,380	8,159,335	8,107,857	88.2%	87.6%

(1)	Represents unit count as of June 30, 2005 which may differ from June 30, 2004 unit count due to unit conversions or expansions.

(2)	Represents net rentable square feet as of June 30, 2005 which may differ from June 30, 2004 net rentable square feet due to unit conversions or expansions.

The following table sets forth additional information regarding the occupancy of our lease-up properties by state as of June 30, 2005 and June 30, 2004.

Lease-up Property Data Based on Location

	Number of Properties	Company	Pro forma	Company	Pro forma	Company	Pro forma
Location		Number of units at June 30, 2005 (1)	Number of units at June 30, 2004	Net rentable square feet at June 30, 2005 (2)	Net rentable square feet at June 30, 2004	Square foot occupancy % June 30, 2005	Square foot occupancy % June 30, 2004
Wholly-Owned Properties
California	3	1,709	1,708	193,177	193,102	74.7%	63.9%
Connecticut	2	1,364	1,372	123,465	124,465	63.0%	50.7%
Florida	1	388	388	37,985	38,005	74.4%	41.6%
Illinois	2	1,139	1,137	144,690	145,265	67.2%	58.4%
Massachusetts	5	3,015	2,995	320,205	325,430	62.4%	42.5%
New Jersey	4	3,328	3,359	275,048	279,861	79.1%	61.3%
New York	3	2,523	2,523	198,226	207,996	81.7%	73.0%

Total Wholly-Owned Properties	20	13,466	13,482	1,292,796	1,314,124	69.5%	55.8%

Properties Held in Joint Ventures
California	2	1,416	1,411	151,495	150,415	86.8%	81.8%
New Jersey	1	664	664	58,650	58,650	95.8%	86.0%
New York	1	656	656	60,020	60,070	72.9%	84.0%
Pennsylvania	1	919	916	73,375	73,125	74.0%	77.3%

Total Properties Held in Joint Ventures	5	3,655	3,647	343,540	342,260	83.2%	81.9%

Total Lease-up Properties	25	17,121	17,129	1,636,336	1,656,384	72.4%	61.2%

(1)	Represents unit count as of June 30, 2005 which may differ from June 30, 2004 unit count due to unit conversions or expansions.

(2)	Represents net rentable square feet as of June 30, 2005 which may differ from June 30, 2004 net rentable square feet due to unit conversions or expansions.

Forward Looking Statements

When used in this discussion and elsewhere in this press release, the words “believes,” “anticipates,” “projects,” “should,” “estimates,” “expects” and similar expressions are intended to identify forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and in Section 21F of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include, but are not limited to, changes in general economic conditions and in the markets in which the Company operates:

•	the effect of competition from new self-storage facilities or other storage alternatives, which would cause rents and occupancy to decline;

•	the Company’s ability to effectively compete in the industry in which it does business;

•	difficulties in the Company’s ability to evaluate, finance and integrate acquired and developed properties into the Company’s existing operations and to fill up those properties, which could adversely affect the Company’s profitability;

•	the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase the Company’s costs and reduce the Company’s cash available for distribution;

•	difficulties in raising capital at reasonable rates, which could impede the Company’s ability to grow; and

•	delays in development and construction processes, which could adversely affect the Company’s profitability; and economic uncertainty due to the impact of war or terrorism which could adversely affect its business plan.

The Company disclaims any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this report.

Conference Call

Extra Space Storage Inc. will host a conference call at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) on Monday, August 15, 2005 to discuss second quarter 2005 results.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties at Extra Space Storage’s website at www.extraspace.com (then click on “Investor Info” tab.) To listen to the live call, please go to the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on the website. In addition, a replay of the call will be available via telephone for 14 business days, beginning two hours after the call. To listen to the call, in the U.S., please dial 888-286-8010 and international the number is 617-801-6888. Enter access code 31387895.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a Real Estate Investment Trust that operates over 630 self-storage properties in 34 states including Washington, D.C. The Company’s properties comprise more than 400,000 units and 43 million square feet rented by over 330,000 tenants. The Company is the second largest operator of self storage in the U.S. Additional Extra Space Storage information is available at www.extraspace.com.

###

For Information:

James Overturf	Mark Collinson
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(310) 477-9800

- Financial Tables Follow -

Extra Space Storage Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	June 30, 2005	December 31, 2004
	(unaudited)
Assets:
Real estate assets	$763,569	$696,899
Investments in real estate ventures	7,773	6,182
Cash and cash equivalents	95,042	24,329
Restricted cash	5,996	4,430
Receivables from related parties	3,264	2,501
Other assets, net	26,266	14,143

Total assets	$901,910	$748,484

Liabilities, Minority Interests, and Stockholders’ Equity:
Lines of credit	$—	$39,000
Notes payable	480,743	433,977
Notes payable to trusts	78,352	—
Accounts payable and accrued expenses	1,281	3,444
Other liabilities	12,341	7,003

Total liabilities	572,717	483,424

Minority interest in Operating Partnership	20,045	21,453
Redeemable minority interest - Fidelity	—	—
Other minority interests	225	—

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 37,369,950 and 31,169,950 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	374	312
Paid-in capital	429,179	347,883
Accumulated deficit	(120,630)	(104,588)

Total stockholders’ equity	308,923	243,607

Total liabilities, minority interests, and stockholders’ equity	$901,910	$748,484

Extra Space Storage Inc.

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	Company	Predecessor	Company	Predecessor
	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenues:
Property rental	$23,819	$13,014	$46,041	$23,010
Management fees	400	428	768	976
Acquisition and development fees	262	134	529	399
Other income	136	353	197	470

Total Revenues	24,617	13,929	47,535	24,855

Expenses:
Property operations	9,041	5,880	17,919	10,290
Unrecovered development/acquisition costs	168	186	275	684
General and administrative	3,320	3,273	6,277	6,243
Depreciation and amortization	6,213	3,089	11,943	5,766
Other		—	20	—

Total Expenses	18,742	12,428	36,434	22,983

Interests, equity in earnings of real estate ventures and loss on sale of real estate assets	5,875	1,501	11,101	1,872

Interest expense	(7,493)	(8,406)	(13,732)	(14,773)
Minority interest - Fidelity preferred return	—	(1,124)	—	(2,220)
Minority interest - Operating Partnership	110	—	166	—
Loss allocated to other minority interests	—	560	—	1,530
Equity in earnings of real estate ventures	288	433	605	694

Loss before loss on sale of real estate assets	(1,220)	(7,036)	(1,860)	(12,897)

Loss on sale of real estate assets	—	—	—	(171)

Net loss	$(1,220)	$(7,036)	$(1,860)	$(13,068)

Net loss per share:
Basic (1)	$(0.04)	$(1.11)	$(0.06)	$(2.17)

Diluted (1)	$(0.04)	$(1.11)	$(0.06)	$(2.17)

Weighted average number of shares:
Basic	31,858,839	6,358,292	31,514,394	6,035,042
Diluted	31,858,839	6,358,292	31,514,394	6,035,042

Cash dividends paid per common share	$0.2275	$—	$0.4550	$—

(1)	The basic and diluted loss per share does not include the potential effects of the CCSs and CCUs as such securities would not have participated in earnings for any of the periods presented. These securities will not participate in distributions until they are converted, which cannot occur prior to March 31, 2006.

Extra Space Storage Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands, except per share data)

	Company	Predecessor
	Six months ended June 30,
	2005	2004
Cash flows from operating activities:
Net loss	$(1,860)	$(13,068)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	11,943	5,766
Amortization of discount on putable preferred interests in consolidated joint ventures	—	903
Minority interest - Fidelity preferred return	—	2,220
Income (loss) allocated to other minority interests	(166)	(1,530)
Member units granted to employees	—	1,205
(Gain) loss on sale of real estate assets	—	171
Distributions of cumulative earnings from real estate ventures	131	114
Increase (decrease) in cash due to changes in:
Receivables from related parties	(763)	2,212
Other assets	(6,743)	(213)
Accounts payable	(2,163)	(347)
Payables to related parties	—	(5,280)
Other liabilities	4,066	1,726

Net cash provided by (used in) operating activities	4,445	(6,121)

Cash flows from investing activities:
Acquisition of real estate assets	(69,961)	(131,723)
Development and construction of real estate assets	(2,873)	(14,924)
Proceeds from sale of real estate assets	—	6,406
Investments in real estate ventures	(1,722)	(371)
Advances to Centershift and Extra Space Development	—	(6,280)
Purchase of equipment	(483)	(960)
Increase in cash resulting from de-consolidation of real estate assets and distribution of equity ownership in Extra Space Development and other properties	—	470
Change in restricted cash	(1,566)	(7,262)

Net cash used in investing activities	(76,605)	(154,644)

Cash flows from financing activities:
Proceeds from line of credit and notes payable	122,726	325,872
Payments on line of credit and notes payable	(43,299)	(193,346)
Deferred financing costs	(2,713)	(5,009)
Payments on other liabilities	—	(15)
Net payments to related parties and putable preferred interests in consolidated joint ventures	—	(1,258)
Member contributions	—	19,691
Return paid on Class B, C and E member units	—	(1,156)
Redemption of units	—	(244)
Minority interest investments	225	8,568
Minority interest distributions	—	(608)
Distributions to Operating Partnership unit holders	(1,242)	—
Proceeds from issuance of common shares, net	81,358	—
Dividends paid on common stock	(14,182)	—
Minority interest investment (redemption) by Fidelity	—	—
Preferred return paid to Fidelity	—	(701)

Net cash provided by financing activities	142,873	151,794

Net decrease in cash and cash equivalents	70,713	(8,971)
Cash and cash equivalents, beginning of the period	24,329	11,746

Cash and cash equivalents, end of the period	$95,042	$2,775